NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE DEBTOR INTENDS TO FILE THIS PLAN OF REORGANIZATION ONLY IN THE EVENT THAT THE EXCHANGE OFFER DESCRIBED IN THE OFFERING MEMORANDUM / CONSENT SOLICITATION STATEMENT IS NOT CONSUMMATED OR THE CONDITIONS PRECEDENT TO THE EXCHANGE OFFER ARE NOT MET OR WAIVED. THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING "ADEQUATE INFORMATION" WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1125(a). FOLLOWING THE COMMENCEMENT OF ITS CHAPTER 11 CASE, THE DEBTOR EXPECTS TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH BANKRUPTCY CODE SECTION 1126(b) AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO BANKRUPTCY CODE SECTION 1229.





UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------
                                             x
                                             :
In re                                        :
                                             :  Chapter 11  Case No.
TermoEmcali Funding Corp.,                   :  05-_______________ (          )
                                             :
                              Debtor.        :
                                             :
                                             x
--------------------------------------------





                       PREPACKAGED PLAN OF REORGANIZATION
                  PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE


                            Leslie A. Plaskon (LP#7227)
                            Kristine M. Shryock (Georgia Bar No. 644130)
                            Paul Hastings Janofsky & Walker, LLP
                            75 East 55th Street
                            New York, New York 10022
                            Telephone:  (212) 318-6000
                            Facsimile:   (212) 319-4090
                            Attorneys for the Debtor and Debtor in Possession




Dated:  [September ___, 2005]

                                TABLE OF CONTENTS


                                                                                                               Page

 Article I.   DEFINITIONS AND INTERPRETATION.....................................................................1

         1.1      Definitions....................................................................................1

         1.2      Interpretation; Application of Definitions and Rules of Construction...........................8

         1.3      Plan Schedules, Plan Supplement, and Plan Documents............................................8

 Article II.  SUMMARY AND TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS.....................8

         2.1      No Classification of Administrative Claims and Priority Tax Claims.............................9

         2.2      Treatment of Administrative Expense Claims.....................................................9

                  (a)      Filing Administrative Claims..........................................................9

                  (b)      Time for Filing Professional Compensation Claims......................................9

                  (c)      Allowance of Administrative Claims....................................................9

                  (d)      Payment of Allowed Administrative Claims.............................................10

                  (e)      Extinguishment of Adequate Protection Claim..........................................10

         2.3      Treatment of Priority Tax Claims..............................................................10

 Article III. CLASSIFICATION AND TREATMENT OF CLAIMS And Equity Interests AND VOTING RIGHTS.....................10

         3.1      Summary.......................................................................................10

         3.2      Class 1 -- Unsecured Priority Non-Tax Claims..................................................11

                  (a)      Classification:  ....................................................................11

                  (b)      Treatment:  .........................................................................11

                  (c)      Voting:  ............................................................................11

         3.3      Class 2 -- Senior Secured Claim...............................................................11

                  (a)      Classification:  ....................................................................11

                  (b)      Treatment:  .........................................................................12

                  (c)      Voting:  ............................................................................12

         3.4      Class 3 -- Other Secured Claims...............................................................12

                  (a)      Classification:  ....................................................................12

                  (b)      Treatment:  .........................................................................12

                  (c)      Voting:  ............................................................................12

         3.5      Class 4 - General Unsecured Claims............................................................12

                  (a)      Classification:  ....................................................................12

                  (b)      Treatment:  .........................................................................12

                  (c)      Voting:  ............................................................................12

         3.6      Class 5 -- Equity Interests...................................................................12

                  (a)      Classification:  ....................................................................13


                                       i


                  (b)      Treatment:  .........................................................................13

                  (c)      Voting:  ............................................................................13

         3.7      Special Provision Governing Unimpaired Claims.................................................13

 Article IV.  ACCEPTANCE OR REJECTION OF THE PLAN...............................................................13

         4.1      Voting of Claims..............................................................................13

         4.2      Elimination of Vacant Classes.................................................................13

         4.3      Acceptance by Senior Secured Noteholders......................................................13

 Article V.   MEANS FOR IMPLEMENTATION OF THE PLAN..............................................................13

         5.1      Continued Existence and Vesting of Assets in the Reorganized Debtor...........................13

         5.2      Modification or Cancellation of Existing Securities and Agreements............................14

         5.3      Issuance of New Securities; Execution of Plan Documents.......................................14

         5.4      Effectuating Documents and Further Transactions...............................................14

         5.5      Corporate Governance, Directors and Officers, and Corporate Action............................14

                  (a)      Corporate Governance.................................................................14

                  (b)      Directors and Officers of the Reorganized Debtor.....................................15

                  (c)      Corporate Action.....................................................................15

         5.6      Sources of Cash for Plan Distribution.........................................................15

 Article VI.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.............................................15

         6.1      Assumption, Assignment or Rejection of Executory Contracts and Unexpired Leases...............15

                  (a)      Assumption of Executory Contracts and Unexpired Leases...............................15

                  (b)      Approval of Assumption of Executory Contracts and Unexpired Leases...................16

                  (c)      Cure of Defaults.....................................................................16

 Article VII. PROVISIONS GOVERNING DISTRIBUTIONS................................................................16

         7.1      Distributions for Claims Allowed as of the Effective Date Allocation..........................16

         7.2      Method of Distributions Under the Plan........................................................16

                  (a)      Disbursing Agent.....................................................................16

                  (b)      Distributions to Holders as of the Distribution Record Date..........................16

                  (c)      Timing of Distributions..............................................................17

                  (d)      Minimum Distributions................................................................17

                  (e)      Certificates.........................................................................17

                  (f)      Unclaimed Distributions..............................................................17

         7.3      Compliance with Tax Requirements..............................................................17

         7.4      Setoffs and Recoupments.......................................................................18

 Article VIII. PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS........................18

         8.1      Resolution of Disputed Claims.................................................................18

                  (a)      Prosecution of Objections to Claims..................................................18


                                       ii


                  (b)      Estimation of Claims.................................................................18

                  (c)      Payments and Distributions on Disputed Claims........................................18

         8.2      Allowance of Claims and Equity Interests......................................................19

 Article IX.  CONDITIONS PRECEDENT TO THE EFFECTIVE DATE AND CONSUMMATION OF THE PLAN...........................19

         9.1      Conditions Precedent to the Effective Date....................................................19

         9.2      Waiver of Conditions..........................................................................20

         9.3      Effect of Non-occurrence of Conditions to Consummation........................................20

 Article X.   EFFECT OF PLAN CONFIRMATION.......................................................................20

         10.1     Binding Effect................................................................................20

         10.2     Subordination.................................................................................20

         10.3     Releases by the Debtor........................................................................21

         10.4     Releases by Holders of Claims and Equity Interests............................................22

         10.5     Exculpation and Limitation of Liability.......................................................22

         10.6     Survival of Indemnification Obligations.......................................................23

         10.7     Discharge of Claims...........................................................................23

         10.8     Term of Bankruptcy Injunction or Stays........................................................23

         10.9     Injunction....................................................................................23

         10.10    Governmental Claims...........................................................................24

 Article XI.  RETENTION OF JURISDICTION.........................................................................24

 Article XII. MISCELLANEOUS PROVISIONS..........................................................................26

         12.1     Effectuating Documents, Further Transactions..................................................26

         12.2     Payment of Statutory Fees.....................................................................26

         12.3     Modification of Plan..........................................................................26

         12.4     Revocation of Plan............................................................................26

         12.5     Successors and Assigns........................................................................26

         12.6     Reservation of Rights.........................................................................26

         12.7     Section 1145 Exemption........................................................................27

         12.8     Section 1146 Exemption........................................................................27

         12.9     Inconsistency.................................................................................27

         12.10    Governing Law.................................................................................27

         12.11    Further Assurances............................................................................27

         12.12    Injunction Related to Releases and Exculpation................................................27

         12.13    Service of Documents..........................................................................27

         12.14    Filing of Additional Documents................................................................28

         12.15    Plan Supplement...............................................................................28

         TermoEmcali Funding Corp., as debtor and debtor in possession, (the "Debtor") proposes the following chapter 11 plan pursuant to section 1121(a) of title 11 of the United States Code (the "Bankruptcy Code"). The Debtor is the proponent of this Plan within the meaning of section 1129 of the Bankruptcy
Code. Reference is made to the Disclosure Statement, distributed contemporaneously herewith containing a discussion of the Debtor's history, business, risk factors, a summary and analysis of the Plan, and other related matters, including a description of the New Senior Secured Notes to be issued and distributed under the Plan.

         The only persons and entities entitled to vote on the Plan are the Senior Secured Noteholders classified as Class 2 Claims hereunder and such holders are encouraged to read the Plan and the accompanying solicitation materials in their entirety before voting to accept or reject the Plan. All other holder of Claims and Equity Interests are "unimpaired" by the Plan because their Claims and Equity Interests remain unaltered by the Plan. No materials other than the accompanying solicitation materials and any exhibits and schedules attached thereto or referenced therein have been authorized by the Debtor for use in soliciting acceptances or rejections of the Plan.



                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         1.1 Definitions. For purposes of this Plan, except as expressly provided or unless the context requires, the terms specified below shall have the following meanings:

         (1) "Accrued Payment" means the amount of $4,527,028 plus other accrued interest to be calculated as of the Effective Date which aggregate sum shall be paid from the Exclusive Sub-Account.

         (2) "Administrative Claim" means a Claim for costs and expenses of administration under section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a) of the Bankruptcy Code, including, but not limited to: (a) any actual and necessary costs and expenses incurred after the Commencement Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a), 331 and 503(b) of the Bankruptcy Code or otherwise to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Estate under section 1930 of chapter 123 of title 28 of the United States Code.

         (3) "Adequate Protection Claims" means any and all claims of the Indenture Trustee, Collateral Agent, the Financial Institution, the Senior Secured Noteholders and the Notes Committee arising under the Cash Collateral Order, including reimbursement of reasonable fees and expenses incurred by the professionals of the Notes Committee, the Financial Institution, the Indenture Trustee, the Collateral Agent and the Financial Institution.

(4) "Allowed" means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that has been scheduled by Debtor in its schedule of liabilities as other than disputed, contingent or unliquidated and as to which Debtor or any other party in interest has not Filed an objection or a motion to estimate by the Confirmation Hearing; (b) a Claim that either (i) is not a Disputed Claim and as to which neither Debtor nor any other party in interest has Filed an objection or a motion to estimate by the Confirmation Hearing, or
(ii) has been allowed by a Final Order; (c) a Claim that is allowed (i) in any stipulation with the Debtor of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court by a Final Order; (ii) in any stipulation with Debtor of amount and nature of Claim executed on or after the Confirmation Date; or (iii) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; or
(d) a Claim or Equity Interest that is specifically allowed pursuant to this Plan.

(5) "Allowed Claim" means an Allowed Claim in the particular Class described.

(6) "Avoidance Action" means all causes of action arising under Chapter 5 of the Bankruptcy Code.

(7) "Ballot" means each of the ballot forms (including master ballots) distributed with the Disclosure Statement to nominees or Holders of record of the Notes to record the votes, if any, of the beneficial Holders of such instruments and/or the agent messages contained in the Automated Tender Operating Program instructions submitted to the Depository Trust Company by the nominees on behalf of the Senior Secured Noteholders authorizing the tender of the Notes, acceptance of the Plan and acceptance of the release provisions contained in section 10.4 of the Plan, as applicable.

(8) "Bankruptcy Code" means title 11 of the United States Code, as amended from time to time.

(9) "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases and, to the extent of any withdrawal of the reference under section 157 of title 28 of the United States Code, such District Court that has competent jurisdiction over the Chapter 11 Case.

(10) "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases, and the Local Rules and General Orders of the Bankruptcy Court, as applicable to the Chapter 11 Cases or the proceedings therein.

(11) "Business Day" means any day, other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

(12) "Cash" means legal tender of the United States of America and equivalents thereof.

(13) "Cash Collateral Order" means the Interim and Final Stipulation and Orders Authorizing the Use of Cash Collateral among the Debtor and the Indenture Trustee and/or the

Collateral Agent on behalf of the Senior Secured Noteholders providing for, among other things, the Debtor's use of the Senior Secured Noteholders' cash collateral.

(14) "Causes of Action" means all rights, claims, causes of action, defenses, debts, demands, damages, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto, including, without limitation, Avoidance Actions or actions arising under similar state statutes.

(15) "Chapter 11 Case" means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor currently pending before the Bankruptcy Court.

(16) "Claim" means a claim as defined in section 101(5) of the Bankruptcy Code against the Debtor.

(17) "Class" means a category of Holders of Claims as set forth in Article III herein.

(18) "Collateral Agency Agreement" means the Collateral Agency Agreement, dated as of February 7, 1997, among Funding, Leaseco, TermoEmcali, the Collateral Agent, the Colombian Security Agent, the Indenture Trustee, and other institutions signatory thereto.

(19) "Collateral Agent" means Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, in its capacity as Collateral Agent under the Collateral Agency Agreement.

(20) "Colombian Security Agent" means, initially, Sociedad Fiduciaria Anglo, S.A. and any Person appointed as a substitute or replacement Colombian Security Agent under the Colombian Security Documents.

(21) "Commencement Date" means September ____, 2005, the date on which the Debtor commenced the Chapter 11 Case.

(22) "Confirmation" means the entry of the Confirmation Order.

(23) "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

(24) "Confirmation Hearing" means the hearing held pursuant to Bankruptcy Rule 3020(b)(2) and Section 1128 of the Bankruptcy Code, including any adjournment thereof, at which the Bankruptcy Court will consider Confirmation of the Plan.

(25) "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

(26) "Consummation" means the occurrence of the Effective Date.

(27) "Creditor" means any Holder of a Claim.

(28) "Debtor" means Funding in its capacity as debtor and debtor-in-possession under sections 1107 and 1108 of the Bankruptcy Code and, when the context so requires, as a post-confirmation entity reorganized hereunder.

(29) "Disbursing Agent" means the Reorganized Debtor or any party designated by the Reorganized Debtor to serve as Disbursing Agent under the Plan.

(30) "Disclosure Statement" means the Offering Memorandum / Consent Solicitation / Disclosure Statement for the Plan, as amended, supplemented, or modified from time to time, describing the Plan, that was prepared and distributed in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018.

(31) "Disallowed Claim" means any Claim which has been disallowed, in whole or in part, by Final Order.

(32) "Disputed Claim" means any Claim, or any portion thereof, that is not an Allowed Claim or a Disallowed Claim.

(33) "Distribution Record Date" means the date for determining which Holders of Claims are eligible to receive distributions hereunder, and shall be one Business Day prior to the Effective Date.

(34) "Effective Date" means a Business Day selected by the Debtor on which: (a) no stay of the Confirmation Order is in effect and (b) all conditions set forth in Article IX herein have been (i) satisfied or (ii) waived pursuant to Article IX.

(35) "Emcali" means, Empresas Municipales de Cali E.I.C.E. E.S.P an industrial and commercial Colombian state enterprise of the public utility type of the municipal level.

(36) "Emcali Restructuring Agreement" means that certain Agreement for the Restructuring of the TermoEmcali Project (also referred to as the "Convenio") entered into on June 7, 2005 by an among Emcali, Termo Holdings, LTD., Cauca Valley Holdings, Ltd., TermoEmcali, Leaseco and the Debtor, as amended or modified from time to time.

(37) "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

(38) "Equity Interest" means, as of the Petition Date, the legal, equitable, contractual and other rights of any Person with respect to any capital stock or other ownership interest in the Debtor, whether or not transferable, and any option, call, warrant or right to purchase, sell or subscribe for an ownership interest or other equity security in the Debtor.

(39) "Estate" means the estate of the Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

(40) "Exclusive Sub-Account" means that certain bank account funded and established pursuant to the Emcali Restructuring Agreement.

(41) "Existing Indenture" means that certain Indenture, dated as of April 15, 1997, between Debtor, as issuer, and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as Indenture Trustee, as amended together with that certain First Supplemental Indenture to Trust Indenture dated as of April 15, 1997, as amended.

(42) "File" or "Filed" means file or filed with the Bankruptcy Court in the Chapter 11 Case.

(43) "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, vacated, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

(44) "Financial Institution" means Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as the "Bank" under the Loan Agreement dated as of February 7, 1997 between the Bank and TermoEmcali.

(45) "Funding" means TermoEmcali Funding Corp., a Delaware corporation.

(46) "General Unsecured Claims" means any unsecured Claim against Funding that is not an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim and which is not included in any other Class.

(47) "Holder" and collectively, "Holders" mean a Person or Entity legally or beneficially, as applicable, holding an Equity Interest or Claim. Where the identity of the Holder of a Claim or Equity Interest is set forth on a register or other record maintained by or at the direction of the Debtor, the Holder of such Claim or Equity Interest shall be deemed to be the Holder as identified on such register or record unless the Debtor is otherwise notified in a writing authorized by such Holder.

(48) "Impaired" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code. (49) "Indenture Trustee" means Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as Indenture Trustee under the Existing Indenture.

(50) "Indenture Trustee Expenses" means the fees, costs, expenses (including reasonable attorneys' fees) and indemnification claims payable by the Debtor under the Existing Indenture, Participation Agreement, Collateral Agency Agreement and related documents (a) accrued but unpaid as of the Commencement Date, and (b) accruing from the Commencement Date through the Effective Date, other than those paid under the Cash Collateral Order.

(51) "Leaseco" means TermoEmcali Leasing Ltd. (formerly known as InterGen Colombia Leaseing Ltd. and JMC Cauca Valley, Inc.), an exempted Cayman Islands company limited by shares.

(52) "New Indenture" means the replacement of the Existing Indenture in accordance with the terms of the Plan as provided for in section 3.3 and 5.3 herein.

(53) "New Indenture Trustee" means Deutsche Bank Trust Company Americas, as Indenture Trustee under the New Indenture.

(54) "New Senior Secured Notes" means that certain $153,707,880 million of new senior secured obligations of the Reorganized Debtor with a maturity date of December 31, 2019, issued by the Reorganized Debtor of which $139,552,996 shall be distributed Pro Rata to the Senior Secured Noteholders in Class 2 in respect of the Senior Secured Claim.

(55) "Non-Tax  Priority  Claims" means any Claim  accorded  priority in right of
payment  under  section   507(a)  of  the   Bankruptcy   Code,   other  than  an
Administrative Claim or a Priority Tax Claim.

(56) "Notes" means the 10 1/8% senior secured notes due 2014 in the original aggregate principal amount of $165,000,000 issued by the Debtor pursuant to the Existing Indenture.

(57) "Notes Committee" means that certain informal committee of Senior Secured Noteholders as constituted from time to time with whom the Debtor has agreed pursuant to the Plan Support Agreement upon the terms of a consensual financial restructuring to be implemented pursuant to this Plan.

(58) "Other Secured Claim" means a Claim, if any, other than the Senior Secured Claim that is secured by a lien on property in which the Estate has an interest, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtor or Reorganized Debtor and the Holder of such Other Secured Claim.

(59) "Participation Agreement" means that certain Participation Agreement dated as of February 7, 1997 between Funding, as the Participant, and the Financial Institution, in respect of that certain Loan Agreement, dated February 7, 1997, between TermoEmcali and the Financial Institution.

(60)  "Person"  means a person as defined in section  101(41) of the  Bankruptcy
Code.

(61) "Plan" means this plan pursuant to chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code and Bankruptcy Rules and the Plan Support Agreement.

(62) "Plan Documents" means the documents and the attachments, exhibits and schedules thereto, which aid in effectuating the Plan which shall be in form and substance satisfactory to the Notes Committee and as contemplated by the Restructuring Transactions.

(63) "Plan Supplement" means the compilation of documents and form of documents specified in the Plan, if necessary, to be Filed as set forth in Section 12.15 of the Plan which shall be in form and substance satisfactory to the Notes Committee.

(64) "Plan Support Agreement" means the agreement entered into by certain Senior Secured Noteholders pursuant to which such Holders agreed to support this Plan, subject to the terms and conditions stated therein.

(65) "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code entitled to priority in payment thereunder.

(66) "Pro Rata" means, as the context dictates, either (i) the ratio of the amount of an Allowed Claim in a particular Class to the aggregate amount of all Allowed and Disputed Claims, in such Class or (ii) the ratio of the amount of an Allowed Claim in a particular Class to the aggregate amount of all Allowed Claims in such Class.

(67) "Professional" means a Person retained or to be compensated pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code.

(68) "Professional Compensation Claim" means all Administrative Claims for the compensation of Professionals and reimbursement of expenses incurred by such Professionals (to the extent allowed under sections 330 or 503 of the Bankruptcy
Code) through the Effective Date.

(69) "Reorganized Debtor" means the Debtor, or its successors by merger, consolidation, or otherwise, pursuant to or in connection with the Restructuring Transactions, on and after the Effective Date.

(70) "Restructuring Term Sheet" means that certain term sheet dated as of June 7, 2005 executed by the Debtor and certain members of the Notes Committee that sets forth, inter alia, the terms of the restructuring of the Debtor and the Notes and as annexed to the Disclosure Statement.

(71) "Restructuring Transactions" means the mergers, consolidations, restructurings, transfers, financing arrangements, payments, conversions, dispositions, liquidations or dissolutions necessary or appropriate to effect the restructuring contemplated by the Disclosure Statement, the Restructuring Term Sheet, the Emcali Restructuring Agreement, the TermoEmcali Restructuring Agreement and the PPA Termination Agreement (each as defined in the Disclosure Statement), and otherwise to effect a restructuring of TermoEmcali, the Debtor, and their businesses or the overall organizational structure applicable to the Reorganized Debtor, which shall be effected by, and consistent with, as applicable, documents included in the Plan Supplement.

(72) "Schedules" mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs Filed on the Commencement Date.

(73) "Senior Secured Claim" means the secured Claim of the Indenture Trustee on behalf of the Senior Secured Noteholders against the Debtor under or arising from or related to the Existing Indenture, the Notes and related agreements and security documents, which such Senior Secured Claim is Allowed as a Class 2 Claim without offset or defenses of any kind in the principal amount of $144,080,024, plus any accrued and unpaid interest, and Indenture Trustee Expenses.

(74) "Senior Secured Noteholders" means the beneficial Holders of the Notes.

(75) "TermoEmcali" means TermoEmcali I S.C.A. E.S.P., a Colombian company.

(76) "Unimpaired" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

(77) "Voting Deadline" means 5:00 p.m. New York City time on September ____, 2005, unless extended or terminated early by the Debtor pursuant to the procedure outlined in the Disclosure Statement, in its sole discretion; the date and time in which the Ballots must be received by Bondholders Communication Group; the Debtor may extend the Voting Deadline, by oral or written notice to Bondholders Communication Group, until the requisite acceptances are received.

(78) "Voting Record Date" means August 4, 2005.

         1.2 Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified herein, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

         1.3 Plan Schedules, Plan Supplement, and Plan Documents. All Plan Schedules, Plan Documents and the Plan Supplement are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein.

                                   ARTICLE II

           SUMMARY AND TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND
                              PRIORITY TAX CLAIMS

         2.1 No Classification of Administrative Claims and Priority Tax Claims. As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims shall not be classified for purposes of voting or receiving distributions under the Plan. All such Claims shall be treated separately as unclassified Claims on the terms set forth herein.

         2.2 Treatment of Administrative Expense Claims.

             (a) Filing Administrative Claims. Except with respect to (i) Professional Compensation Claims, (ii) a liability incurred and paid in the ordinary course of business by a Debtor, (iii) an Administrative Claim that has been allowed on or before the Effective Date, or (iv) an Adequate Protection Claim, the Holder of an Administrative Claim must File with the Bankruptcy Court and serve notice of such Administrative Claim upon counsel to the Debtor by the Confirmation Hearing. Such notice must include at a minimum (1) the name of the Holder, (2) the amount of the Claim, and (3) the basis of the Claim. Failure to timely File this notice shall result in the Administrative Claim being forever barred and discharged.

             (b) Time for Filing Professional Compensation Claims. Each Professional Person or other entity that holds or asserts an Administrative Claim that is a Professional Compensation Claim incurred before the Effective Date shall be required to File with the Bankruptcy Court, and serve on all parties required to receive notice, their respective final fee application within sixty (60) days after the Confirmation Date, or such other date as may be fixed by the Bankruptcy Court. The failure to File timely a fee application shall result in the Professional Compensation Claim being forever barred and discharged.

             (c) Allowance of Administrative Claims. An Administrative Claim with respect to which notice has been properly Filed pursuant to Section 2.2(a) herein shall become an Allowed Administrative Claim if no objection is Filed within ten (10) days after the deadline for filing and serving a notice of such Administrative Claim specified in Section 2.2(a) herein, or such later date as may be approved by the Bankruptcy Court on motion of a Debtor. If an objection is Filed within such ten (10) day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order or as agreed to by the Debtor. An Administrative Claim that is a Professional Compensation Claim, and with respect to which a Fee Application has been properly Filed pursuant to Section 2.2(b) herein, shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim as to which no notice need be Filed as set forth in Section 2.2(a)(ii), (iii) or (iv) shall be an Allowed Administrative Claim on the Effective Date (and shall include amounts of claims incurred post-Effective Date, if any). The Debtor shall pay Adequate Protection Claims and any other reasonable fees and expenses, whether pre or post petition, of the Notes
Committee, the Indenture Trustee, the Collateral Agent and the Financial Institution, and of the professionals (including, without limitation, attorneys, financial advisors, investment bankers, and expert witnesses) of the Notes Committee, the Indenture Trustee, the Collateral Agent and the Financial Institution as an Allowed Administrative Claim on the Effective Date to the extent incurred on or before the Effective Date; to the extent amounts are incurred thereafter, they will be paid promptly by the

Reorganized Debtor or TermoEmcali upon presentation to the Reorganized Debtor and TermoEmcali. As of the Effective Date, the Reorganized Debtor shall assume any and all obligations (including, without limitation, indemnification obligations) under the retention and engagement agreements entered into between the Debtor or any of its affiliates and professionals of the Notes Committee.

             (d) Payment of Allowed Administrative Claims. Each Holder of an Allowed Administrative Claim shall receive (i) an amount equal to such Holder's Allowed Claim in one Cash payment as soon as practicable after the Confirmation Date and, in any event, prior to the Effective Date, or (ii) such other treatment as may be agreed upon in writing by such Holder and Debtor; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business of Debtor may be paid at Debtor's election in the ordinary course of business by Debtor. All Allowed Administrative Claims shall be paid by, and shall be the sole responsibility of, the Debtor, except to the extent TermoEmcali has agreed to assume and satisfy such liability.

             (e) Extinguishment of Adequate Protection Claim. Upon the occurrence of the Effective Date and the payment of the reasonable fees and expenses (including any reasonable fees and expenses contemplated to be incurred post-Effective Date and any indemnification payments due to such professionals as of the Effective Date) of the Indenture Trustee, Collateral Agent, and Financial Institution, and of the professionals of the Notes Committee, the Indenture Trustee, the Collateral Agent and the Financial Institution, the Adequate Protection Claim shall be extinguished in consideration for the treatment afforded herein and in the Cash Collateral Order.

         2.3 Treatment of Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of such Holder's Allowed Priority Tax Claim (i) Cash on the Effective Date; or (ii) such other treatment as may be agreed upon in writing by such Holder and the Debtor. The Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any Holder of a Priority Tax Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of Debtor or Reorganized Debtor that otherwise would be liable to such Holder for payment of a Priority Tax Claim so long as Reorganized Debtor is not in default of its obligations with respect to such Claim under this Section.



                                  ARTICLE III

         CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS AND
                                 VOTING RIGHTS

         3.1 Summary. The categories of Claims and Equity Interests listed below classify Allowed Claims and Allowed Equity Interests as applicable for Debtor for all purposes, including voting, confirmation, and distribution pursuant to the Plan. The charts set forth below are only intended as a summary description of the treatment of the described Claims and Equity Interests and the terms of the debt and securities to be issued under the Plan. Sections 3.2 through 3.7 of this Article IV of the Plan control to the extent of any inconsistency between the provisions thereof and the following summary.


-----------------------------------------------------------------------------------------------------------------

                TYPE OF CLAIM /                            TREATMENT                          VOTING
    CLASS      EQUITY INTEREST                                                                RIGHTS

-----------------------------------------------------------------------------------------------------------------

Class 1      Unsecured Priority         Unimpaired.                                            Not entitled to
             Non-Tax Claims                                                                    vote.  Deemed to
                                                                                               accept.

-----------------------------------------------------------------------------------------------------------------
Class 2      Senior Secured Claim       Impaired.                                              Entitled to vote.

-----------------------------------------------------------------------------------------------------------------
Class 3      Other Secured Claims       Unimpaired.                                            Not entitled to

                                                                                               vote.
                                                                                               Deemed
                                                                                               to
                                                                                               accept.

-----------------------------------------------------------------------------------------------------------------
Class 4      General Unsecured Claims   Unimpaired.                                            Not entitled to

                                                                                               vote.
                                                                                               Deemed
                                                                                               to
                                                                                               accept.

-----------------------------------------------------------------------------------------------------------------
Class 5      Equity Interests           Unimpaired                                             Not entitled to

                                                                                               vote.
                                                                                               Deemed
                                                                                               to
                                                                                               accept.
-----------------------------------------------------------------------------------------------------------------

3.2      Class 1 -- Unsecured Priority Non-Tax Claims.

             (a) Classification: Class 1 consists of Priority Non-Tax Claims. Class 1 Claims are Unimpaired under the Plan.

             (b) Treatment: On the later of the Effective Date and the date on which such Claim in Class 1 is Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed Claim in Class 1 shall be paid in Cash, in full satisfaction, settlement, release and discharge of, and in exchange for such Allowed Claim, and thereby rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that the Debtor and any Holder of such Allowed Claim agree to a different treatment.

             (c) Voting: Class 1 is Unimpaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Class 1 Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

3.3      Class 2 -- Senior Secured Claim.

             (a) Classification: Class 2 consists of the Senior Secured Claim. The Senior Secured Claim is an Allowed Claim in the principal amount of $144,080,024 as of the Commencement Date, plus additional interest, fees, and charges pursuant to the terms of the Indenture and is secured by, among other things, duly perfected enforceable first priority liens and security interests granted by the Debtor upon and in substantially all of the Debtor's assets and property of any kind including all proceeds thereof. Notwithstanding anything in this Plan or in any order of the Bankruptcy Court to the contrary, the Senior Secured Claim shall be deemed Filed under Sections 501 and 1111(a) of the Bankruptcy Code, and neither the Indenture Trustee nor the Senior Secured Noteholders shall be required to File proof(s) of Claim.

             (b) Treatment: On the Effective Date, in exchange for the Senior Secured Claim, (i) each Senior Secured Noteholder as of the Distribution Record Date shall receive its Pro Rata Share of (a) New Senior Secured Notes allocable to the Senior Secured Claim to be issued under the New Indenture by the Reorganized Debtor consistent with the Restructuring Term Sheet and as described in the Disclosure Statement and (b) the Accrued Payment and (ii) the Indenture Trustee shall receive Cash in the amount of the Indenture Trustee Expenses. The Debtor will enter into such documents, instruments and agreements required by the Senior Secured Noteholders and New Indenture Trustee to confirm to such
Holders a duly perfected first priority security interest in all collateral contemplated under the New Indenture and New Senior Secured Notes and as otherwise contemplated by the Restructuring Transactions and such other documents, instruments and agreements as shall be requested by the Holders of Class 2 Claims and New Indenture Trustee pursuant to the terms of the New Indenture and New Senior Secured Notes and as otherwise contemplated by the Restructuring Transactions.

             (c) Voting: Class 2 is Impaired by the Plan and each Senior Secured Noteholder as of the Voting Record Date is entitled to vote to accept or reject the Plan.

3.4      Class 3 -- Other Secured Claims.

             (a) Classification: Class 3 consists of all Secured Claims, if any, against the Debtor other than the Senior Secured Claim.

             (b) Treatment: On the later of the Effective Date and the date on which such Claim in Class 3 is Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed Claim in Class 3 shall (i) be reinstated as the maturity existed before any default, subject to the Debtor's cure of any defaults, or (ii) be paid in cash upon the Effective Date.

             (c) Voting: Class 3 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Claim in Class 3 is conclusively deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

3.5      Class 4 - General Unsecured Claims.

             (a) Classification: Class 4 consists of all General Unsecured Claims. Class 4 Claims are Unimpaired under the Plan.

             (b) Treatment: The legal, equitable, and contractual rights of Holders of Allowed Class 4 General Unsecured Claims are Unimpaired by the Plan and all such Claims shall be reinstated on the Effective Date.

             (c) Voting: Class 4 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Claim in Class 4 is conclusively deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

3.6      Class 5 -- Equity Interests.

             (a) Classification: Class 5 consists of all Equity Interests. Equity Interests are Allowed Equity Interests under the Plan.

             (b) Treatment: The legal, equitable and contractual rights of Holders of Allowed Class 5 Equity Interests are Unimpaired by the Plan and all such Equity Interests shall be reinstated on the Effective Date.

             (c) Voting: Class 5 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Equity Interests in Class 5 is conclusively deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         3.7 Special Provision Governing Unimpaired Claims. Except as otherwise provided in the Plan or the Cash Collateral Order, nothing shall affect the Debtor's or the Reorganized Debtor's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.

                                   ARTICLE IV

                       ACCEPTANCE OR REJECTION OF THE PLAN

         4.1 Voting of Claims. Each Senior Secured Noteholder, as of the Voting Record Date, shall be entitled to vote to accept or reject the Plan.

         4.2 Elimination of Vacant Classes. Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 or as to which no vote is cast shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

         4.3 Acceptance by Senior Secured Noteholders. The Senior Secured Noteholders, as an Impaired Class, shall have accepted the Plan if on or before the Voting Deadline (a) the Senior Secured Noteholders (other than any Senior Secured Noteholder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Senior Secured Claim actually voting in such Class have voted to accept the Plan and (b) the Senior Secured Noteholders (other than any Senior Secured Noteholder designated under section 1126(e) of the Bankruptcy Code) of more than one-half (1/2) in number of the Senior Secured Noteholders actually voting have voted to accept the Plan.

                                   ARTICLE V

                      MEANS FOR IMPLEMENTATION OF THE PLAN

         5.1 Continued Existence and Vesting of Assets in the Reorganized Debtor. Except as otherwise provided in one of the Plan Supplement documents, the Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date with all powers of a corporation under the laws of Delaware, and without prejudice to any right to alter or terminate such existence (whether by merger, acquisition, or otherwise) under such applicable state law. Except as otherwise provided in the Plan or any Plan Document, on and after the Effective Date, all property of the Estate, and any property acquired by the Debtor or the Reorganized Debtor under the Plan, shall vest in the Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

         5.2 Modification or Cancellation of Existing Securities and Agreements. Except for purposes of evidencing a right to distributions under this Plan or as otherwise provided herein, on the Effective Date, all promissory notes, indentures, bonds, instruments, certificates, agreements, debentures and all other debt instruments evidencing any Claim, including Administrative Claims, other than those that pursuant to Article III hereof are either reinstated and rendered unimpaired, renewed and extended, or renewed and remain outstanding, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule; provided, however, (i) to the extent permissible by law, any such cancellation shall not prejudice or limit directly or indirectly any rights of any entity against any non-Debtor, other than against the Indenture Trustee, the Collateral Agent, and the Financial Institution, and (ii) the Indenture Trustee, Collateral Agent and Financial Institution shall have no obligations or liabilities whatsoever under such documents as of the Effective Date except that the Existing Indenture shall continue in effect for the purposes of (a) allowing the Indenture Trustee to make any distributions on account of the Notes pursuant to the Plan and to perform such other necessary administrative functions with respect thereto and
(b) permitting the Indenture Trustee to maintain and assert any rights or liens on account of the Indenture Trustee Expenses. Holders of promissory notes, bonds, debentures and any and all other debt instruments evidencing any Claim shall not be required to surrender such instruments.

         5.3 Issuance of New Securities; Execution of Plan Documents. On the Effective Date, (i) the Reorganized Debtor shall issue all securities, notes, instruments, certificates, and other documents of the Reorganized Debtor required to be issued pursuant to the Plan, including, without limitation, the New Indenture, New Senior Secured Notes, each of which shall be distributed as provided in the Plan and (ii) the Reorganized Debtor and the other parties thereto shall execute and deliver the Plan Documents.

         5.4 Effectuating Documents and Further Transactions. The entry of the Confirmation Order shall authorize the Debtor or the Reorganized Debtor, as appropriate, to execute, deliver, amend, file or record such contracts, instruments, releases and other agreements or documents, including Plan Documents, and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

5.5      Corporate Governance, Directors and Officers, and Corporate Action.

             (a) Corporate Governance. From and after the Effective Date of the Plan, the Debtor will continue to exist as a separate corporate entity, with all the powers of a corporation under Delaware law and its articles of incorporation and in effect prior to the Effective Date shall continue to govern its operation, unless amended or modified, in accordance with applicable non-bankruptcy law. The Reorganized Debtor's articles and bylaws shall satisfy the requirements of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to
Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities.

             (b) Directors and Officers of the Reorganized Debtor. On the Effective Date, the management, control and operation of the Reorganized Debtor shall become the general responsibility of the board of directors of the Reorganized Debtor, who shall thereafter have the responsibility for the management, control and operation of the Reorganized Debtor in accordance with applicable law. To the extent not contained in the Disclosure Statement, the Debtor will File a schedule as part of the Plan Supplement disclosing such additional information as is necessary to satisfy section 1129(a)(5) of the Bankruptcy Code including the (1) identity and affiliation of any other individual who is proposed to serve as an officer or director of the Reorganized Debtor; (2) identity of any other insider who will be employed or retained by the Reorganized Debtor; and (3) compensation for each such individual.

             (c) Corporate Action. As of the Effective Date, all actions contemplated hereby shall be deemed to be authorized and approved in all respects (subject to the provisions hereof). All matters provided for herein involving the corporate structure of the Debtor or the Reorganized Debtor shall be deemed to have occurred and shall be in effect, pursuant to applicable law, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Debtor. On the Effective Date, the appropriate officers of the Reorganized Debtor and members of the board of directors of the Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan and the Restructuring Transactions in the name of and on behalf of the Reorganized Debtor.

         5.6 Sources of Cash for Plan Distribution. Unless otherwise specified herein, all Cash necessary for the Reorganized Debtor to make payments pursuant hereto shall be obtained from existing Cash balances, if any, or from TermoEmcali or other affiliates of the Debtor.



                                   ARTICLE VI

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

6.1 Assumption, Assignment or Rejection of Executory Contracts and Unexpired Leases.

             (a) Assumption of Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between or among the Debtor and any Person or Governmental Entity shall be deemed assumed by the Debtor as of the Effective Date.

             (b) Approval of Assumption of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1(a) of the Plan.

             (c) Cure of Defaults. Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date, the Debtor shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtor pursuant to Sections 6.1(a) and (b) hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtor's liability with respect thereto, or as may otherwise be agreed to by the parties.

                                  ARTICLE VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

         7.1 Distributions for Claims Allowed as of the Effective Date Allocation. Except as otherwise provided herein or as may be ordered by the Bankruptcy Court, distributions to be made on account of Claims and that are Allowed as of the Effective Date shall be made on the Effective Date, or as soon as practicable thereafter. For tax purposes, distributions received in respect of Allowed Claims shall be allocated first to the principal amount of the Allowed Claims and second to unpaid interest that accrued on such Claims.

         7.2 Method of Distributions Under the Plan.

             (a) Disbursing Agent. All distributions under the Plan shall be made by the Debtor as Disbursing Agent or such other Entity designated by the Debtor as Disbursing Agent. Neither the Disbursing Agent nor the Indenture Trustee shall be required to provide any bond, surety or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court; and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond, surety or other security shall be borne by the Debtor. The amount of any reasonable fees and expenses incurred by the Disbursing Agent and Indenture Trustee on or after the Effective Date (including without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent and Indenture Trustee in making distributions under the Plan shall be paid in Cash by the Reorganized Debtor.

             (b) Distributions to Holders as of the Distribution Record Date.

                  (i) Subject to Bankruptcy Rule 9010, all distributions under the Plan, except for the distributions made in respect of the Senior Secured Claim shall be made (A) to the Holder of each Allowed Claim at the address of such Holder as listed on the Debtor's Bankruptcy
         Schedules as of the Distribution Record Date, unless the Debtor has been notified in writing of a change of address, including by the filing of a timely proof of Claim by such Holder that provides an address for such Holder different from the address reflected on the Debtor's Bankruptcy Schedules, or (B) pursuant to the terms of a particular indenture or agreement of the Debtor or in accordance with other written instructions of a trustee under such indenture or agreement.

                  (ii) All distributions to the Senior Secured Noteholders shall be made to the Indenture Trustee. The Indenture Trustee shall distribute to the Senior Secured Noteholders each holders' Pro Rata share of the distributions as specified in Section 3.3 of the Plan. In the event that any distribution to any holder is returned as undeliverable, no further distribution shall be made in respect of such Claim unless and until the Disbursing Agent or the Indenture Trustee is notified in writing of such holder's then current address, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property at the expiration of one year after the distribution date applicable to such distribution.

                  (iii) As of the close of business on the Distribution Record Date, the Claims register shall be closed and there shall be no further changes in the record Holder of any Claim or Equity Interest. The Debtor and the Disbursing Agent shall have no obligation to recognize any transfer of any Claim. The Debtor and the Disbursing Agent shall instead be authorized and entitled to recognize and deal for all purposes of the Plan with only those record Holders stated on the claims register as of the close of business on the Distribution Record Date.

             (c) Timing of Distributions. Except as otherwise set forth in the Plan or the Plan Documents, payments and distributions to Holders of Allowed Claims on the Effective Date shall be made pursuant to the timing designated in
Section 7.1, or as soon as practicable thereafter. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

             (d) Minimum Distributions. No payment of Cash less than one hundred U.S. dollars ($100.00) shall be made by the Debtor to any Holder of a Claim unless a request therefor is made in writing to the Debtor.

             (e) Certificates. No physical certificates of New Senior Secured Notes shall be issued or distributed under the Plan or by the Reorganized Debtor except for the global certificate issued to the Depository Trust Company.

             (f) Unclaimed Distributions. All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and vested in the Reorganized Debtor and any entitlement of any Holder of any Claim to such distributions shall be extinguished and forever barred.

         7.3 Compliance with Tax Requirements. In connection with the Plan, to the extent applicable, the Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements.

         7.4 Setoffs and Recoupments. The Debtor or the Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, but shall not be required to, set off against or recoup from any Allowed Claim on which payments are to be made pursuant to the Plan, any claims of any nature whatsoever, the Debtor or the Reorganized Debtor may have against the Holders of such Claim that is not released under Article X herein and the distributions to be made pursuant hereto on account of such Claim.



                                  ARTICLE VIII

                PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT
                             AND UNLIQUIDATED CLAIMS

         8.1 Resolution of Disputed Claims.

             (a) Prosecution of Objections to Claims. After the Effective Date, the Reorganized Debtor shall have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Effective Date, the Reorganized Debtor may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

             (b) Estimation of Claims. The Debtor or the Reorganized Debtor, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Reorganized Debtor have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or the Reorganized Debtor or their successor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

             (c) Payments and Distributions on Disputed Claims. Notwithstanding any provision herein to the contrary, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. On the date or, if such date is not a Business Day, on the next successive Business Day that is five (5) business days after the calendar month in which a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan from the Reorganized Debtor.

         8.2 Allowance of Claims and Equity Interests. Except as expressly provided herein or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed, unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim or Equity Interest. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtor after the Confirmation Date will have and retain any and all rights and defenses the Debtor had with respect to any Claim or Equity Interest as of the Commencement Date. All Claims of any Person or Entity that owes money to the Debtor shall be disallowed unless and until such Person or Entity pays the amount it owes the Debtor in full.

                                   ARTICLE IX

                   CONDITIONS PRECEDENT TO THE EFFECTIVE DATE
                          AND CONSUMMATION OF THE PLAN

         9.1 Conditions Precedent to the Effective Date. The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions have been satisfied or duly waived pursuant to Section 9.2 herein:

             (a) The Confirmation Order shall have been entered and be a Final Order and shall:

                  (i) authorize and direct the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

                  (ii) decree that the provisions of the Confirmation Order are nonseverable and mutually dependent;

                  (iii) authorize and direct the Reorganized Debtor to (a) issue the New Senior Secured Notes and New Indenture, and (b) enter into the Plan Documents;

                  (iv) approve the releases contemplated in Article X herein;

                  (v) decree that the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with the Confirmation Order;

                  (vi) authorize and direct the implementation of the Plan in accordance with its terms;

                  (vii) provide that pursuant to section 1146(c) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with this Plan, including any deeds, bills of sale or assignments executed in connection with any disposition or transfer of assets contemplated by this Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax (including, without limitation, any mortgages or security interest filing to be recorded or filed in connection with the New Indenture and New Senior Secured Notes);

                  (b)  All  actions,   documents  and  agreements  necessary  to
         implement the Plan shall have been effected or executed.

             (c) The Restructuring Transactions shall have been consummated.

             (d) The reasonable fees and expenses of the Notes Committee's professionals, the Collateral Agent, the Financial Institution and the Indenture Trustee and their respective professionals shall have been paid indefeasibly in cash pursuant to Section 2.2(c) or by TermoEmcali or other affiliates.

         9.2 Waiver of Conditions. The Debtor may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in this
Article IX at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan after consultation with Emcali and with the consent of the Notes Committee. The failure to satisfy or waive any condition to Confirmation or to Consummation of the Plan may be asserted by the Debtor, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtor).

         9.3 Effect of Non-occurrence of Conditions to Consummation. If the Consummation of the Plan does not occur, on or before the first Business Day that is more than 60 days after the Confirmation Date or by such later date as is approved by the Bankruptcy Court after notice and a hearing, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor or any Creditor or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor or any Creditor in any respect.

                                   ARTICLE X

                           EFFECT OF PLAN CONFIRMATION

         10.1 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtor and the Reorganized Debtor, all present and former Holders of Claims, Equity Interests and their respective successors and assigns, including, but not limited to, all parties-in-interest in these Chapter 11 Cases, including Professionals.

         10.2 Subordination. The classification and manner of satisfying all Claims and Equity Interests under the Plan and the respective distributions and treatments under the Plan take into consideration all subordination rights, if any, arising by contract or general principles of equitable subordination, sections 510(a), 510(b) or 510(c) of the Bankruptcy Code or otherwise.

         10.3 Releases by the Debtor. Except as provided in Section 10.10, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor and the Reorganized Debtor in its individual capacity and as debtor in possession, the Debtor's estate and any of its direct or indirect subsidiaries on its own behalf and on behalf of all Holders of Equity Interests, stockholders and creditors, derivatively (i.e., to the extent that claims of or liabilities to the holders of stockholders and creditors are property of the Debtor or its estate, or the Debtor or its estate otherwise have standing to assert such claims or liabilities) (collectively, the "Releasing Parties") shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtor or the Reorganized Debtor to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered or entered into in connection with the Plan or the Restructuring Transactions) against (i) the current and former representatives, directors, officers and employees of the Debtor, in each case in their capacity as such, including, but not limited to, Richard S. Menniti and Paul Jones (ii) their respective affiliates and current and former officers, directors, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing, in each case in their capacity as such, (iii) the current and former Senior Secured Noteholders, the Indenture Trustee, the New Indenture Trustee, the Notes Committee, the current and former members of the Notes Committee, the Collateral Agent, the Financial Institution and to the extent acting for such parties, as the case may be, all of their respective affiliates, direct and indirect subsidiaries, stockholders, members, principals, directors, officers, employees, agents, representatives, financial advisors, professionals, accountants and attorneys and all of their predecessors, successors and assigns, in each case solely in their capacities as such, from any and all claims and liabilities of every nature and kind (including, but not limited to, Avoidance Actions) against them that the Releasing Parties have, may have, or are deemed to have, which are property of the Debtor, the Estate, or which the Debtor, or the Estate otherwise have standing to assert, in law or equity, which are in any way related to or arising out of, based on or in any way connected with, in whole or in part, any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the TermoEmcali project or the restructuring thereof, the Chapter 11 Case, or the negotiation, formulation, and preparation of the Plan, the Restructuring Transactions, or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtor or its estate or the Reorganized Debtor, including, without limitation relating to, (a) the negotiation, formulation, preparation, administration, execution, and enforcement of the Notes or the New Senior Secured Notes, and any payments received thereunder, (b) any guaranty arising under the Notes or the New Senior Secured Notes, (c) any liens, pledges, or collateral of any kind related to the Notes or the New Senior Secured Notes, and
(d) any documents included with the Plan Supplement or the Cash Collateral Order (including any terms, settlements, and compromises reflected in any of the foregoing). Holders of any Claim against or Equity Interests in the Debtor or the non-Debtor affiliates shall be enjoined from commencing or continuing, any action against any party released under this section 10.3, any action, employment of process, or act to collect, offset, recover, or avoid any such claim or interest that could be brought on behalf of or in the name of the Debtor or its non-Debtor affiliates to the extent released under this section
10.3. Nothing in this Section 10.3 shall (I) be construed to release or exculpate any person or entity from fraud, gross negligence, willful misconduct, malpractice, criminal conduct, unauthorized use of confidential information that causes damages or for personal gain, or ultra vires acts or (II) limit the liability of the  Professionals  of  the  Debtor  and  the  Reorganized  Debtor  to  their
respective   clients   pursuant   to  DR6-102   of  the  Code  of   Professional
Responsibility.

         10.4 Releases by Holders of Claims and Equity Interests. Except as provided in Section 10.10 or the Confirmation Order, on the Effective Date, each Holder of a Claim or Equity Interest that votes to accept the Plan and has checked the Ballot to indicate such release, will be deemed to forever release, waive and discharge all Claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Debtor's or the Reorganized Debtor's obligations under the Plan, and the contracts, instruments, releases, agreements and documents delivered or executed in connection with the Plan or the Restructuring Transactions), whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the TermoEmcali project or the restructuring thereof, the Chapter 11 Case, or the negotiation, formulation, and preparation of the Plan, subsequent distributions thereunder, the Restructuring Transactions, or the Disclosure Statement against (a) the current or former representatives, directors, officers and employees of the Debtor and the Debtor's agents and Professionals, in each case in their capacity as such; including, but not limited to, Richard S. Menniti and Paul Jones, (b) their respective affiliates and current and former officers, directors, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing, in each case in their capacity as such, and (c) the current or former Senior Secured Noteholders, Collateral Agent, Indenture Trustee, New Indenture Trustee, Financial Institution, Notes Committee, and its current and former members, and each of the foregoing parties' respective affiliates, agents, professionals, advisors, attorneys, officers, directors, employees, principals, and direct and indirect shareholders, in each case in their capacity as such. Nothing in this Section 10.4 shall (I) be construed to release or exculpate any person or entity from fraud, gross negligence, willful misconduct, malpractice, criminal conduct, unauthorized use of confidential information that causes damages or for personal gain, or ultra vires acts or
(II) limit the liability of the Professionals of the Debtor or the Reorganized Debtor pursuant to DR6-102 of the Code of Professional Responsibility.

         10.5  Exculpation  and  Limitation of Liability.  Except as provided in
Section 10.10, and except as provided in the Plan or the Confirmation Order, neither the Debtor, the current and former Senior Secured Noteholders, Collateral Agent, Indenture Trustee, New Indenture Trustee, Financial Institution, Notes Committee, and its current and former members, nor any of their respective principals, representatives, officers, directors, shareholders, employees, advisors, attorneys, professionals or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interests or any other party in interest, or any of their respective agents, direct or indirect shareholders, employees, representatives, professionals, financial advisors, attorneys or affiliates, or any of their respective successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing in this Section 10.5 shall (I) be construed to release or exculpate any person or entity from fraud, gross negligence, willful misconduct, malpractice, criminal conduct, unauthorized use of confidential information that causes damages or for personal gain, or ultra vires acts or (II) limit the liability of the Professionals of the Debtor or the Reorganized Debtor pursuant to DR6-102 of the Code of Professional Responsibility.

         10.6 Survival of Indemnification Obligations. Except as otherwise provided herein, the obligations of the Debtor to indemnify its present directors, officers, partners, shareholders, affiliates, agents, employees and representatives pursuant to its respective present or past certificate of incorporation, by-laws, contractual obligations, or any applicable laws in respect of all past, present and future actions, suits and proceedings against any directors, officers, agents, employees and representatives based upon any act or omission related to service with, for, or on behalf of the Debtor will not be discharged or extinguished by confirmation of the Plan.

         10.7 Discharge of Claims. Except as provided in Sections 5.2 and 10.10, and except as provided in the Plan or the Confirmation Order, pursuant to section 1141(d) of the Bankruptcy Code, (i) the rights afforded under the Plan and the treatment of all Claims and Equity Interests herein, shall be in exchange for and in complete satisfaction, discharge and release of Claims of any nature whatsoever, including any interest accrued on Claims from and after the Commencement Date, against Debtor or any of its assets or properties, (ii) on the Effective Date, all such Claims against Debtor shall be satisfied, discharged and released in full and (iii) all Persons and Entities shall be precluded from asserting against the Reorganized Debtor, its successors or its assets or properties any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         10.8 Term of Bankruptcy Injunction or Stays. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case under section 105 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date shall remain in full force and effect in accordance with the terms of such injunctions. Unless otherwise provided, the automatic stay provided under section 362(a) of the Bankruptcy Code shall remain in full force and effect until the Effective Date.

         10.9 Injunction. Except as provided in Sections 5.2 and 10.10, and except with respect to the Debtor's and the Reorganized Debtor's obligations under the Plan and the contracts, instruments, releases, agreements and documents delivered or executed in connection with the Plan or the Restructuring Transactions, in addition to and except as otherwise expressly provided herein, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against the Debtor, are permanently enjoined, on and after the Confirmation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim; (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtor or its respective subsidiaries or affiliates on account of any such Claim; (iii) creating, perfecting or enforcing any lien of any kind against the Reorganized Debtor or its respective subsidiaries or affiliates or against the property or interests in property of the Reorganized Debtor or its respective subsidiaries or affiliates on account of any such Claim; (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Reorganized Debtor, or its respective subsidiaries or affiliates or against the property or interests in property of the Reorganized Debtor or its respective subsidiaries or affiliates on account of any such Claim; and (v) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims or Causes of Action which are extinguished, dismissed or released pursuant to the Plan. The injunction shall also enjoin all parties in interest, including all entities who have held, hold or may hold Claims against the Debtor, from taking any action in violation of the Confirmation Order. Such injunction shall extend to successors of the Reorganized Debtor, or its respective subsidiaries or affiliates, its respective properties and interests in property.

         By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim or Allowed Equity Interests will be deemed to have specifically consented to the injunctions set forth in this Section 10.9.

         10.10 Governmental Claims. Nothing in the Disclosure Statement, Plan and/or Confirmation Order shall effect a release in favor of any non-Debtor party from any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, (iii) any criminal laws of the United States, any state, city or municipality or (iv) from liability to the United States Securities and Exchange Commission (the "SEC") in connection with any legal action or claim brought by the SEC against such party; nor shall anything in the Plan enjoin the United States government or any state, city or municipality, as applicable, from bringing any claim, suit, action or other proceeding against non-Debtor party for any liability arising under (I) the Internal Revenue Code, or any state, city or municipal tax code, (II) the environmental laws of the United States, any state, city or municipality, (III) any criminal laws of the United States, any state, city or municipality or (IV) from liability to the United States and the SEC in connection with any legal action or claim brought by the SEC against such party; provided, however, that this paragraph shall in no way affect or limit the discharge granted to the Debtor under Chapter 11 of the Bankruptcy Code and pursuant to Section 10.7 of the Plan.

                                   ARTICLE XI

                            RETENTION OF JURISDICTION

         The Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes, including jurisdiction to:

             (a) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interests including the resolution of any request for payment of any
Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

             (b) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

             (c) resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor is party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI herein to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

             (d) ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the provisions hereof;

             (e) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

             (f) enter such orders as may be necessary or appropriate to implement or consummate the provisions hereof and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Restructuring Transactions;

             (g) resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

             (h) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

             (i) resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X hereof and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

             (j) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

             (k) to hear and determine matters concerning state, local and federal taxes, in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

             (l) determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

             (m) hear and determine all applications for compensation and reimbursement of expenses and Professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

             (n) enter an order and/or final decree concluding the Chapter 11 Cases; and

             (o) hear any other  matter  not  inconsistent  with the  Bankruptcy
Code.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 Effectuating Documents, Further Transactions. Debtor and Reorganized Debtor are authorized and directed to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof and the notes and securities issued pursuant hereto. On or after the Effective Date (as appropriate), all matters provided for hereunder that would otherwise require approval of the shareholders or directors of the Debtor or the Reorganized Debtor shall be deemed to have occurred and shall be in effect, on or after the Effective Date (as appropriate) pursuant to Delaware law without any requirement of further action by the shareholders or directors of Debtor or Reorganized Debtor.

         12.2 Payment of Statutory Fees. All fees payable pursuant to section 1930(a) of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

         12.3 Modification of Plan. Subject to the limitations contained in the Plan, (i) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, without prejudice the right of the Notes Committee to object, to amend or modify the Plan prior to the entry of the Confirmation Order and (ii) after the entry of the Confirmation Order, the Debtor or the Reorganized Debtor, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

         12.4 Revocation of Plan. The Debtor reserves the right with the consent of the Notes Committee, to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim, Equity Interest or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant hereto, shall be deemed null and void, and (iii) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, Debtor or any other Person,
(b) prejudice in any manner the rights of Debtor or any other Person, or (c) constitute an admission of any sort by Debtor or any other Person.

         12.5 Successors and Assigns. The rights, benefits and obligations of any Person or Entity named or referred to herein shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

         12.6 Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order and the Effective Date shall occur. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

         12.7 Section 1145 Exemption. Pursuant to section 1145(a) of the Bankruptcy Code, any securities offered or sold under the Plan are exempt from any registration requirements under federal, state or local law.

         12.8 Section 1146 Exemption. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         12.9 Inconsistency. In the event of any inconsistency between the Plan and the Disclosure Statement, the provisions of the Plan shall govern, and in the event of any inconsistency between the Plan and any Plan Document, the provisions of such Plan Document shall govern.

         12.10 Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of the Plan Documents and any other contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         12.11 Further Assurances. The Debtor, the Reorganized Debtor and all Holders of Claims receiving distributions hereunder and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

         12.12 Injunction Related to Releases and Exculpation. Except as otherwise set forth in the Plan, the confirmation order shall, upon the
Effective Date, permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released or subject to exculpation pursuant to the terms of this Plan.

         12.13 Service of Documents. Any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtor shall be sent by first class U.S. mail, postage prepaid to:

                           TermoEmcali Funding Corp.

                           c/o Oak Power Services LLC
                           275 Grove Street, Suite 2-400
                           Newton, MA  02466
                           Attn:  Paul Jones


                           with copies to:
                           --------------

                           Paul Hastings Janofsky & Walker, LLP
                           75 East 55th Street
                           New York, New York 10022
                           Attn:    Kristine M. Shryock, Esq.

         12.14 Filing of Additional Documents. On or before the Effective Date, the Debtor may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

         12.15 Plan Supplement. The Plan Supplement, if necessary, shall include certain exhibits, lists, schedules, supplements, or other documents to be executed in connection with the Plan (as shall be agreed to by the Debtor and the Notes Committee (after notice to Emcali) and consistent with the Restructuring Transactions) and may be amended from time to time, shall be Filed with the Bankruptcy Court not later than ten (10) days before the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the offices of the Clerk or such Clerk's designee during normal business hours. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

                                          Respectfully Submitted,

                                          By: /s/ Paul Jones
                                             -----------------------------------
                                          Name: Paul Jones
                                          Title: President
                                          TermoEmcali Funding Corp.


                                          By:___________________________________
                                          Leslie Plaskon
                                          Title: Partner
                                          Paul, Hastings, Janofsky & Walker LLP